Exhibit 99.4

Intranet Microsite

This page is hosted on MorphoSys’ internal intranet, accessible only to MorphoSys employees. This page is available in both English and German.

Article Title: MorphoSys Enters Agreements to be Acquired by Novartis and Sell Tafasitamab to Incyte

Copy:

On February 5, 2024 MorphoSys announced that the company entered into agreements to be acquired by Novartis and for the sale and transfer of all tafasitamab rights to Incyte.[The word “announced” contains a hyperlink to the press release at https://www.morphosys.com/en/news/morphosys-enters-business-combination-agreement-be-acquired-novartis-eu-27-billion-equity.]

As we move forward, we want to ensure you are well-informed of all developments. This page will provide you with updates on the transition and integration processes and answers to your questions. If your question is not addressed on this page, please reach out to your manager or contact your HR Business Partner.

Acquisition of MorphoSys by Novartis:

As part of MorphoSys’ agreement with Novartis, Novartis seeks to obtain exclusive, worldwide rights to develop and commercialize pelabresib and tulmimetostat across all indications. Novartis is one of MorphoSys’ long-standing partners. MorphoSys has been collaborating with the company on various clinical programs for nearly two decades. Like MorphoSys, Novartis is science-rooted and patient-focused, sharing our commitment in developing and delivering transformative medicines that address the significant needs of cancer patients.

“I am confident that Novartis has the right resources, expertise and footprint to drive our important work forward,” said, Jean-Paul Kress. “Most importantly, I want to emphasize that Novartis’ motivation for acquiring MorphoSys starts with our exceptional team and our track record of operational excellence.”

Today’s announcement is only the first step in a process that will last several months. Provided below is a step-by-step overview of the acquisition process. MorphoSys currently expects the closing to take place in the first half of 2024. Until the transaction closes, MorphoSys will continue to operate as a separate, independent company.

Sale of Tafasitamab to Incyte:

Separately, MorphoSys also entered into an agreement to sell and transfer all rights worldwide related to tafasitamab to Incyte.

Jean-Paul added, “Given the proposed acquisition by Novartis and our long-standing partnership with Incyte, we feel this is the best home for tafasitamab. At this time, Incyte is well positioned to drive the therapy’s future growth opportunities forward successfully and more efficiently on its own.”

MorphoSys will start the transition process of tafasitamab to Incyte immediately and plans to complete this as soon as possible.

Overview of Acquisition Process:

[Exhibit 99.3 to this Schedule 14D-9C is displayed here.]

News & External Materials for Use:

•	Press Release: MorphoSys Enters into Business Combination Agreement to be Acquired by Novartis for €2.7 Billion Equity Value

About Novartis

Novartis is a global healthcare company based in Switzerland that specializes in innovative prescriptive medicines for major disease areas such as cancer, heart disease, rare genetic disorders, and more. They have over 70,000 employees worldwide and invest about USD 10 billion into R&D per year. In Germany, Novartis is one of the leading pharmaceutical companies with around 2,600 employees across seven locations.

Novartis has a proven track record of successful collaborations. In 2004, MorphoSys entered a collaboration with Novartis, which resulted in multiple active therapeutic antibody programs across various diseases. In 2007, MorphoSys forged a comprehensive strategic alliance with Novartis, which covers the use of MorphoSys’ proprietary HuCAL technology to generate numerous therapeutic antibody therapies. Among them was ianalumab, a fully human monoclonal antibody that is being developed by Novartis in several indications. Ianalumab is one of the most advanced and promising opportunities stemming from MorphoSys’ legacy antibody business.

Additional Information and Where to Find It

The takeover offer described in this communication (the “Takeover Offer”) has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). The final terms and further provisions regarding the Takeover Offer will be in the offer document once the publication of the offer document by Novartis data42 AG (the “Bidder”) has been approved by the German Federal Financial Supervisory Authority (the “BaFin”), after which the offer document will be filed with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant the offer document. In connection with the Takeover Offer, the Bidder and Novartis AG will file a Tender Offer Statement on Schedule TO with the SEC (together with the offer document, an Offer to Purchase including the means to tender and other related documents, the “Takeover Offer Documents”), the Company’s management board and supervisory board will issue a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Takeover Offer Documents and the Recommendation Statements will be distributed to all stockholders of the Company in accordance with German and U.S. securities laws. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents will be made available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Offer to Purchase, including the means to tender and certain other Takeover Offer Documents, as well as the Solicitation/Recommendation Statement, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder expect to request no-action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the offer document.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Takeover Offer; uncertainties as to how many of the Company’s stockholders will tender their stock in the Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Takeover Offer; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents to be filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.